Exhibit 99.1

AMENDMENT TO WARRANT AGREEMENT

Asterias Biotherapeutics, Inc.

And

American Stock Transfer & Trust Company, LLC, as Warrant Agent

This Amendment (the “Amendment”) the Warrant Agreement (as defined below) is made and entered into as of September 19, 2016 by and between Asterias Biotherapeutics, Inc. (the "Company") and American Stock Transfer & Trust Company, LLC, (the "Warrant Agent").

RECITALS

WHEREAS, the Company and the Warrant Agent entered into that certain Warrant Agreement, dated as of March 31, 2016 (the "Warrant Agreement"), relating to the warrants (the “Warrants”) to purchase up to an aggregate of 3,331,483 shares of the Company's Series A common stock, par value $0.0001 per share at an exercise price of $5.00 per share;

WHEREAS, pursuant to Section 8.8 of the Warrant Agreement, the Company and the Warrant Agent have agreed to amend the Warrant Agreement to extend the period for exercising the Warrants from September 30, 2016 to February 15, 2017;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Warrant Agent agree as follows:

AMENDMENT

Section 3.2 of the Warrant Agreement s amended and restated as follows:

3.2
Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date of issuance thereof and ending on February 15, 2017 (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions. Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date.

This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ASTERIAS BIOTHERAPEUTICS, INC.

By:	/s/ Ryan Chavez
	Name:	Ryan Chavez
	Title:	Vice President, Finance and General Counsel

American Stock Transfer & Trust Company, LLC, as Warrant Agent

By:	/s/ Michael Nespoli
	Name:	Michael Nespoli
	Title:	Executive Director